UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 17, 2010 (August 15, 2010)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

BioCancell Therapeutics, Inc. announced on August 15, 2010, that the US Food and Drug Administration (FDA) has granted orphan drug status to BioCancell's lead drug-candidate, BC-819 (currently in clinical trial stages), for use in treating pancreatic cancer.

An "orphan drug" is a drug for a disease that affects a relatively small number of people in a population. In the USA, an orphan drug is defined as one that treats a disease affecting less than 200,000 people each year. In order to encourage the development of drugs for such diseases, benefits and incentives can be granted to the drug developers. The main standard benefit for orphan drugs in the USA is the right to market the drug exclusively for 7 years from the date it is approved. Additional benefits include tax benefits on R&D expenses, and waived FDA fees.

As previously reported, BioCancell has been conducting a Phase I/IIa clinical trial for this application since November 2009, pursuant to an Investigational New Drug Approval from the FDA. The trial is expected to include nine patients, who each receive four treatments, twice per week for two weeks. The University of Maryland Medical Center in Baltimore, and Hadassah, Sheba and Meir Medical Centers in Israel are participating in the trial. Treatments are partially funded by the US-Israel Binational Industrial Research and Development Foundation (BIRD), which approved a grant in the amount of $950,000, or 50% of the predicted expenses of this project.

In January 2010, BioCancell reported completion of the first of two dosage cohorts in the clinical trial, with no treatment-related serious adverse events reported. Following a review of the safety results to confirm that the safety target of the first cohort had been achieved, the clinical monitor of the Clinical Trial approved the commencement of a second dosage cohort, with patients receiving the maximum planned dose of eight milligrams.

This orphan drug approval is in addition to a similar approval of orphan drug status for BC-819 for use in treating ovarian cancer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: August 17, 2010	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary